Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

Public Relations: Cheryl Isen, Principal, Isen and Company
(425) 222-0779 or Cheryl@IsenandCo.com

Investor relations: Rick Lutz, LC Group
(404) 261-1196 or LCGroup@mindspring.com

IMPART MEDIA GROUP NAMES TOP ADVERTISING EXECUTIVE TO ITS BOARD
Creative Vision and Deep Advertising Industry Experience Will Help to Leverage Opportunities

Seattle, WA, February 22, 2006—IMPART Media Group, Inc. (OTCBB: IMMG), an innovator in the content, creation and management of out-of-home digital advertising and information networks, announced today that it has named advertising industry veteran Ron Elgin to its board of directors. As chairman and CEO of the Seattle-based office of DDB Worldwide Communications Group (www.ddbseattle.com), Elgin’s broad marketing and advertising expertise, proven business acumen and creative ingenuity were sought out to help guide IMPART’s aggressive expansion in the emerging out-of-home digital advertising sector. The addition of Elgin to the board rounds out a handpicked selection of key business leaders that includes travel industry veteran Larry Calkins, vice president of finance and chief financial officer for Holland America Line, Inc., and technology and marketing authority Joachim Kempin, former senior vice president of Microsoft’s OEM division.

Joe F. Martinez, IMPART Media Group chairman of the board and chief financial officer, explained the company’s strategy. “As we pursue our goal of bringing innovative new content and advertising solutions to the out-of-home advertising market, we are aligning our team with a board that can provide the business and industry expertise we need to become the undisputed leader in this new market.” Martinez continued, “Ron is a creative force in the advertising industry. We are proud to have him step into this important position on our board, and look forward to leveraging his knowledge and experience.”

About IMPART Media Group, Inc.
IMPART Media Group, Inc., (OTC Bulletin Board: IMMG), headquartered in Seattle, Washington, is a rapidly expanding digital signage leader in the emerging out-of-home media sector. The company is growing through a consolidation strategy that includes acquiring the industry’s best and brightest talent and most advanced solutions to create a broad, integrated one-stop communications media company focused on digital signage and networked advertising offerings for leading brands in industries such as retail, grocery, banking, restaurants, hospitality, government and public spaces, among others. The company’s digital media solutions enable the simultaneous delivery of video content to a variety of remote audiences in real time, allowing for immediate customization of messages through a centralized network operations center. More information please visit: www.impartmedia.com.

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although the respective management of IMPART Media Group, Inc. believes that the expectations reflected in these forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

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